Sent via Electronic Delivery to: fcesario@ctiindustries.com

July 24, 2024

Mr. Frank Cesario
Chief Executive Officer
Yunhong Green CTI Ltd.
22160 N. Pepper Road
Lake Barrington, Illinois 60010

Re: Yunhong Green CTI Ltd. (the "Company")
Nasdaq Symbol: YHGJ

Dear Mr. Cesario:

On May 22, 2024, Staff notified the Company that it did not comply with Nasdaq's filing requirements set forth in Listing Rule 5250(c)(1) (the "Rule") because it had not filed its Form 10-Q for the period ended March 31, 2024 (the "March 31 Form 10-Q"). Based on our further review and the materials submitted on July 9, 2024 (the "Submission"), Staff has determined to grant an exception to enable the Company to regain compliance with the Rule.

According to the Submission, the delay filing the March 31 Form 10-Q is due to the engagement of a new audit firm, Wolf & Company to re-audit the financial statements for the year ended December 31, 2023 (the "2023 Audit"), following events related the former audit firm, BF Borgers.[1] In that regard, the Company anticipates completing the 2023 Audit by August 31, 2024, and thereafter filing the March 31 Form 10-Q as well as the Form 10-Q for the quarter ended June 30, 2023 (the June 30 Form 10-Q" and together with the "March 30, Form 10-Q", the "Delinquent Reports"). The Company requested an extension through September 27, 2024, to file the Delinquent Reports and demonstrate compliance with the Rule.

The terms of the exception are as follows: on or before September 27, 2024, the Company must file the Delinquent Reports, as required by the Rule. In the event the Company does not satisfy the terms, Staff will provide written notification that its securities will be delisted. At that time, the Company may appeal Staff's determination to a Hearings Panel.

If you have any questions, please contact me at +1 202 748 4488**.**

Sincerely,

Rachel Scherr
Listing Analyst
Nasdaq Listing Qualifications

[1] On May 3, 2024, the Securities and Exchange Commission announced charges against audit firm BF Borgers CPA PC.

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